Exhibit 99.1

Contact:

Robert A. Ramirez, CFO – (305) 375-8005 or rramirez@thehackettgroup.com

The Hackett Group Announces Second Quarter Results

•	Q2 revenue of $49.1M exceeds guidance with Hackett Group (ex Tech Solutions) up 23%

•	Q2 pro forma EPS up 100% to $0.08, at high end of guidance

•	Stock repurchase program expanded by additional $5.0 million

Miami, FL – August 4, 2008 – The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory firm, today announced its financial results for the second quarter, which ended June 27, 2008.

Second quarter 2008 total revenue was $49.1 million, an 8% increase from the second quarter of 2007 driven by a 23% growth in The Hackett Group (excluding Technology Solutions). Pro forma diluted earnings per share were $0.08 in the second quarter of 2008, as compared to $0.04 in the second quarter of 2007. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables. GAAP diluted earnings per share were $0.10 in the second quarter of 2008, as compared to $0.03 in the second quarter of 2007.

At the end of the second quarter of 2008, the Company’s cash balances were $20.3 million, including marketable investments and restricted cash. During the second quarter, the Company repurchased 675 thousand shares of its common stock at an average price of $4.39, for a total cost of approximately $3.0 million. Subsequent to the end of the quarter, the Board of Directors authorized a $5.0 million increase to the share buyback program, which brings the current remaining authorization in the share buyback program to approximately $11.1 million.

“We are pleased to see our operating results continue to significantly improve especially given the weakening macro-economic backdrop,” stated Ted A. Fernandez, Chairman & CEO of The Hackett Group, Inc. “Our unique ability to help clients quickly address ever increasing organizational effectiveness concerns is core to our success.”

Based on the current economic outlook, the Company estimates total revenue for the third quarter of 2008 to be in the range of $49.0 million to $51.0 million and estimates pro forma diluted earnings per share to be in the range of $0.08 to $0.10.

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Other Highlights

Hackett’s 18th Annual Best Practices Conference – Nearly 500 senior-level executives from the world’s largest companies attended Hackett’s 18th Annual Best Practices Conference, “20/20 Vision: Are You on the Right Path to World-Class?” in Atlanta in May. At the conference, Hackett previewed findings from its Book of Numbers™ research series, which quantifies spending, staffing, economic return, and other key efficiency and effectiveness metrics of world-class performance in finance, IT, HR, procurement and other Selling, General, & Administrative (SG&A) areas. The event also featured presentations by senior executives from more than 20 of the world’s most successful companies, including Alcoa, Caterpillar, Corning, Dow Chemical, Hewlett-Packard, and Phillips.

Recession Survival Guide Research – According to The Hackett Group, typical Global 1000 companies (with $23.4 billion in annual revenue) can generate $200-$400 million per year in savings through targeted General & Administrative (G&A) cuts, an amount that represents up to 45% of the potential decline in pre-tax profit due to a recession. As the recession looms, many companies are reacting by mandating across the board cuts in key G&A areas such as IT, finance, HR, and procurement. But new research from The Hackett Group offers an alternative approach – targeted, strategic reductions that can offset up to almost half of the profitability impact of a potential recession while minimally affecting service delivery and the ability to provide strategic value.

REL/CFO Europe Research Tracks Working Capital Performance – REL, a division of The Hackett Group, Inc. and CFO Europe Magazine released findings from their 10th annual joint study tracking working capital performance of Europe’s largest public companies. The research showed the impact of the global credit turmoil in Europe, with DWC (Days of Working Capital) for the 1,000 largest publicly-traded European companies deteriorating year-over-year to 47.3 days from 46.8 days. An overall improvement in DPO (Days Payables Outstanding) was offset by a slight deterioration in DSO (Days Sales Outstanding) and a significant increase in DIO (Days Inventory On-Hand).

Alcoa Recognized for World-Class Finance and IT Performance – The Hackett Group recognized Alcoa, Inc. as a world-class performer in finance and IT. Alcoa received its World-Class Awards at Hackett’s 18th Annual Best Practices Conference. The awards recognize Alcoa’s status as a company demonstrating top quartile efficiency and effectiveness in these two key SG&A functions, based on metrics captured during The Hackett Group benchmarks.

Representative Client Engagements

SG&A Transformation for International Mining Group – This client selected The Hackett Group to support the design and implementation of a new service delivery model for finance, HR, procurement, and select IT operations. The new global services business unit, which The Hackett Group is helping to create, will be designed to further improve efficiency, will handle back-office functions using an integrated mix of captive shared service centers, outsourcing, and some limited decentralization of business functions. This new contract comes on the heels of a long-time relationship with The Hackett Group that has included benchmarking, advisory services, and transformation support.

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Finance Transformation Engagement for Engineered Rubber Products Manufacturer – This company engaged The Hackett Group to assist in overall finance transformation and design, and implement a U.S. Finance Shared Services Center. The Hackett Group has already completed a baseline of their finance function, and based on the performance gaps, the company decided to move forward with a shared services strategy with the goals of improving service levels and reducing cost.

Customer-to-Cash Transformation for Global Oil and Gas Development Equipment and Services Provider – This client selected REL to assist in transformation of customer-to-cash, order processing, and invoicing functions. The company has grown by acquisition and seen dramatic increases in revenue over the past few years. In addition, an extensive array of product and service offerings has led to complex invoicing, driving payment errors. As a result, DSO has increased. REL will help the client standardize its practices in these areas in an effort to reduce DSO.

Supply Chain Optimization for Global Marine Coatings Company – This long-standing REL client extended its contract to complete a 9-month supply chain optimization project integrating both supply and distribution across three manufacturing facilities and 160 owned distribution shops. With REL’s help, the company has generated an initial 25% reduction of inventory days coverage, accounting for a 17% reduction in inventory value.

Oracle Implementation for Not-For-Profit Organization – This organization selected Hackett Technology Solutions for a reimplementation of its Oracle financials platform. The organization’s goal is to drive down business and technology costs in the face of challenging economic factors. Hackett was selected based on its Best Practice Implementation approach, which will enable the implementation to integrate extensive process transformation design to improve efficiency and effectiveness of back-office operations.

At 5:00 P.M. ET on Monday, August 4, 2008 the senior management of The Hackett Group, Inc., formerly known as Answerthink, Inc., will host a conference call to discuss second quarter earnings results for the period ending June 27, 2008.

The number for the conference call is (800) 857-9601, [Passcode: Second Quarter, Leader: Ted A. Fernandez]. For International callers, please dial (210) 234-8000.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Monday, August 4, 2008 and will run through 5:00 P.M. ET on Monday, August 18, 2008. To access the rebroadcast, please dial (800) 839-1169. For International callers, please dial (203) 369-3036.

In addition, The Hackett Group, Inc. will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.thehackettgroup.com approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M. ET on Monday, August 4, 2008 and will run through 5:00 P.M. ET on Monday, August 18, 2008. To access the call, visit http://www.thehackettgroup.com or http://www.streetevents.com.

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About The Hackett Group, Inc.

The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory firm, is a leader in best practice advisory, benchmarking, and transformation consulting services, including shared services, offshoring and outsourcing advice. Utilizing best practices and implementation insights from more than 4,000 benchmarking engagements, executives use The Hackett Group’s empirically-based approach to quickly define and prioritize initiatives to enable world-class performance. Through its REL brand, The Hackett Group offers working capital solutions focused on delivering significant cash flow improvements. Through its Hackett Technology Solutions group, The Hackett Group offers business application consulting services that help maximize returns on IT investments. The Hackett Group has worked with 2,700 major corporations and government agencies, including 97% of the Dow Jones Industrials, 73% of the Fortune 100, 73% of the DAX 30 and 50% of the FTSE 100.

Founded in 1991, The Hackett Group was acquired by Answerthink, Inc. which was renamed The Hackett Group, Inc. in 2008. The Hackett Group has global offices in the United States, Europe and India.

More information on The Hackett Group is available: by phone at (770) 225-7300; by e-mail at info@thehackettgroup.com; or on the Web at www.thehackettgroup.com.

# # #

Book of Numbers is a trademark of The Hackett Group.

This press release contains “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause The Hackett Group’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of our products, services, or practices mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to retain existing business, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the information technology industry, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates as well as other risks detailed in our Company’s Annual Report on Form 10-K for the most recent fiscal year filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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The Hackett Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Six Months Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007
Revenue:
Revenue before reimbursements	$44,653	$40,505	$83,921	$76,666
Reimbursements	4,447	5,007	9,017	8,723

Total revenue	49,100	45,512	92,938	85,389

Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses (includes $261 and $360 and $658 and $771 of stock compensation expense in the quarters and six months ended June 27, 2008 and June 29, 2007, respectively) (2)	25,296	23,886	48,259	46,443
Reimbursable expenses	4,447	5,007	9,017	8,723

Total cost of service	29,743	28,893	57,276	55,166
Selling, general and administrative costs (includes $839 and $701 and $1,387 and $1,298 of stock compensation expense in the quarters and six months ended June 27, 2008 and June 29, 2007, respectively) (2)	15,437	15,224	28,019	31,687
Collections from misappropriation	—	—	—	(350)

Total costs and operating expenses	45,180	44,117	85,295	86,503

Income (loss) from operations	3,920	1,395	7,643	(1,114)
Other income (expense):
Interest income	112	215	279	455
Interest expense	—	(91)	—	(93)

Income (loss) before income taxes	4,032	1,519	7,922	(752)
Income tax expense	23	68	130	135

Net income (loss)	$4,009	$1,451	$7,792	$(887)

Basic net income (loss) per common share:
Net income (loss) per common share	$0.10	$0.03	$0.19	$(0.02)
Weighted average common shares outstanding	40,656	44,713	41,471	44,746

Diluted net income (loss) per common share (1):
Net income (loss) per common share	$0.10	$0.03	$0.18	$(0.02)
Weighted average common and common equivalent shares outstanding	41,751	45,834	42,317	44,746

Pro forma data (3):
Income (loss) before income taxes	$4,032	$1,519	$7,922	$(752)
Stock compensation expense	1,100	1,061	2,045	2,069
Amortization of intangible assets	191	348	388	712
Professional fees related to the misappropriation	—	56	—	239
Collections from misappropriation	—	—	—	(350)

Pro forma income before income taxes	5,323	2,984	10,355	1,918
Pro forma income tax expense	2,129	1,194	4,142	767

Pro forma net income	$3,194	$1,790	$6,213	$1,151

Pro forma basic net income per common share	$0.08	$0.04	$0.15	$0.03
Weighted average common shares outstanding	40,656	44,713	41,471	44,746

Pro forma diluted net income per common share	$0.08	$0.04	$0.15	$0.03
Weighted average common and common equivalent shares outstanding	41,751	45,834	42,317	45,776

(1)	Potentially dilutive shares were excluded from the diluted loss per share calculations for the six months ended June 29, 2007 as their effects would have been anti-dilutive to the loss incurred by the Company.
(2)	Certain items in the quarter and six months ended June 29, 2007 have been reclassified to conform with the June 27, 2008 presentation. As a result, SGA for the second quarter, third quarter and fourth quarters of 2007 have been recast to $15,224, $14,978 and $14,081, respectively. In addition, personnel costs before reimbursable expenses for the second quarter, third quarter and fourth quarters of 2007 have been recast to $23,886, $23,363 and $22,047, respectively.
(3)	The Company provides pro forma earnings results (which exclude amortization of intangible assets, stock compensation expense, collections and professional fees related to the misappropriation and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP results are provided to enhance the users’ overall understanding of the Company’s current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the inclusion of non-GAAP numbers provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States of America.

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The Hackett Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 27, 2008	December 28, 2007
ASSETS
Current assets:
Cash and cash equivalents	$16,194	$20,061
Marketable investments	3,536	7,032
Accounts receivable and unbilled revenue, net	35,047	29,735
Prepaid expenses and other current assets	3,650	1,586

Total current assets	58,427	58,414

Restricted cash	600	600
Property and equipment, net	5,853	5,709
Other assets	2,043	2,434
Goodwill, net	68,199	68,302

Total assets	$135,122	$135,459

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,141	$3,970
Accrued expenses and other liabilities	29,300	29,047

Total current liabilities	33,441	33,017
Accrued expenses and other liabilities, non-current	3,059	3,623

Total liabilities	36,500	36,640

Shareholders’ equity	98,622	98,819

Total liabilities and shareholders’ equity	$135,122	$135,459

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The Hackett Group, Inc.

Supplemental Financial Data

(unaudited)

	Quarter Ended
	June 27, 2008	March 28, 2008	June 29, 2007
Revenue Breakdown by Group:
(in thousands)

The Hackett Group:
Benchmarking and Business Transformation (5)	$29,167	$25,969	$23,292
Executive Advisory Programs (6)	4,130	4,012	3,863

Total The Hackett Group	33,297	29,981	27,155

Hackett Technology Solutions (7)	15,803	13,857	18,357

Total Revenue	$49,100	$43,838	$45,512

Revenue Concentration:
(% of total revenue)

Top customer	4%	7%	3%
Top 5 customers	18%	20%	12%
Top 10 customers	29%	29%	20%

Key Metrics and Other Financial Data:
The Hackett Group annualized revenue per professional (in thousands)	$462	$415	$402
Executive Advisory Programs - Annualized Contract Value (in thousands) (4) (8)	$14,636	$15,148	$14,585
Hackett Technology Solutions consultant utilization rate	73%	66%	65%
Hackett Technology Solutions gross billing rate per hour	$169	$160	$176
Consultant headcount	548	536	556
Total headcount	729	723	756
Days sales outstanding (DSO)	65	66	70
Cash (used in) provided by operating activities (in thousands)	$(1,556)	$4,733	$(344)
Depreciation (in thousands)	$508	$510	$525
Amortization (in thousands)	$191	$197	$348

Share Repurchase Program:
Shares purchased in the quarter (in thousands)	675	1,783	509
Cost of shares repurchased in the quarter (in thousands)	$2,959	$6,793	$1,749
Average price per share of shares purchased in the quarter	$4.39	$3.81	$3.44
Remaining authorization (in thousands)	$6,307	$4,266	$4,359

(4)	We define “Annualized Contract Value” as of the beginning of the following quarter as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.
(5)	Comparison of a client’s demand drivers, costs and practices to a peer group in order to empirically identify and define an organization’s ability to improve performance at a process level and to identify and compare business practices utilized by world-class performers. Additionally, strategic consulting support that utilizes Hackett best practice implementation content and tools to enable clients to accelerate transformation to world-class performance.
(6)	Annual or multi-year contract that provides clients with on-demand access to world-class performance metrics, best practice repository, best practice research forums and conferences, and advice.
(7)	Best Practice Implementation of ERP Software, which is primarily Oracle and SAP, and business performance management solutions, which is primarily Hyperion.
(8)	Certain items in the quarter ended June 29, 2007 have been reclassified to conform with the June 27, 2008 presentation.